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                                                  HYPERTENSION DIAGNOSTICS, INC.

                                                           FOR IMMEDIATE RELEASE

                                                 Contact:      Greg H. Guettler,
                                                               President
                                                               (651) 687-9999


FDA GRANTS HYPERTENSION DIAGNOSTICS 510(k) CLEARANCE TO MARKET THE CVPROFILOR(TM) DO-2020 SYSTEM, THE NATION'S FIRST CARDIOVASCULAR PROFILING MEDICAL DEVICE

ST. PAUL, MN, November 3, 2000 - Hypertension Diagnostics, Inc., (NASDAQ
SmallCap: HDII; HDIIW; HDIIU) announced today that it has received clearance from the U.S. Food and Drug Administration (FDA) to market the CVProfilor(TM) DO-2020 CardioVascular Profiling System for use by physicians and other health care providers to non-invasively screen patients for the presence of cardiovascular disease. Based on interactions with internists and other physicians familiar with the CVProfilor(TM) DO-2020 System, HDI believes that routine clinical use of this product may revolutionize the practice of cardiovascular medicine in the United States.

         In addition to measuring blood pressure values (systolic, diastolic and mean arterial pressure) and heart rate, the CVProfilor(TM) DO-2020 System calculates pulse pressure, body surface area (BSA) and body mass index (BMI), and provides indications of arterial elasticity. This unique medical device determines both large and small artery elasticity indices which can be used as an initial clinical screening device to determine if patients have potential underlying vascular disease that might require more specific diagnostic evaluations.

         The CVProfilor(TM) DO-2020 CardioVascular Profiling System utilizes HDI's patented, proprietary and validated blood pressure waveform analysis technology. The System is non-invasive, user-friendly, designed for use in physician offices and clinics, and involves no specific medical risk to the patient. The System's display screen and printer-generated CardioVascular Profile Report provide an independent assessment of the patient's arterial elasticity or flexibility of both large and small arteries (referred to as C1 and C2 parameters, respectively).

         Employing prototype Systems of the CVProfilor(TM) DO-2020, clinical investigators have demonstrated an age-related loss of elasticity of both the large and small arteries as well as a correlation between hardening of the arteries and vascular disease. This clinical research, conducted during the last decade and described in more than 95 scientific abstracts and articles


                                    - more -

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Page 2, Hypertension Diagnostics, Inc.
November 3, 2000

published in peer-reviewed medical journals, suggests that "premature stiffening" of a patient's arteries is a clinically sensitive marker for the early onset of cardiovascular disease. "Clinical studies have shown that patients with hypertension, heart failure, coronary artery disease and diabetes exhibit a loss of arterial elasticity. Even a slight reduction in arterial elasticity can be measured by the CVProfilor(TM) DO-2020 System, and the early detection of such reductions appear to precede the overt signs and symptoms of cardiovascular disease," says Dr. Charles F. Chesney, Executive V.P. and Chief Technology Officer of HDI.

         It is generally recognized by medical experts that healthy arteries are elastic and flexible, and that hardening or stiffening of arteries is associated with old age, poor health and cardiovascular disease. Almost 60 million Americans have high blood pressure, and cardiovascular disease is the leading cause of death in the United States and a primary cause of more than one million heart attacks and strokes annually. Every 24 hours, more than 2,600 Americans die of disease involving the cardiovascular system - an average of one death every 33 seconds!

         Forward-looking statements in this press release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements and to recognize that the statements are not predictions of actual future results. Actual results could differ materially from those presented and anticipated in the forward-looking statements due to the risks and uncertainties set forth in the Company's 2000 Annual Report on Form 10-KSB under the caption "Risk Factors", as well as others not now anticipated.

                                      # # #

Hypertension Diagnostics, HDI/PulseWave and CVProfilor are trademarks of Hypertension Diagnostics, Inc. All rights reserved.

Website:  www.hdi-pulsewave.com